EXHIBIT 10.17

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, made as of December 18, 2007, between PRAXAIR, INC., a Delaware corporation having offices at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113 ("Seller"), and NORTHERN ETHANOL, LLC having offices at 193 King Street, Suite #300, Toronto, Ontario, Canada M5A 1J5 (“Purchaser").

W I T N E S S E T H:

WHEREAS, Seller holds fee title to certain land, together with improvements located thereon, located along 47th Street, Niagara Falls, County of Niagara, State of New York, consisting of approximately 70 acres as more particularly identified in Exhibit A attached hereto (hereinafter called the "Premises"); and

WHEREAS, Seller no longer requires use of, and is willing to sell, the Premises upon the terms and conditions as set forth below; and

WHEREAS the Purchaser is willing to the purchase the Premises for the purposes of constructing, operating and maintaining an ethanol production facility (the “Project”)

NOW, THEREFORE, in consideration of the earnest money payment made by Purchaser as provided in Paragraph 1, Seller hereby agrees to sell and convey unto Purchaser, and Purchaser agrees to purchase and accept from Seller, subject to the terms, covenants, conditions and provisions hereinafter set forth, the Premises; and Seller and Purchaser covenant and agree as follows:

1 .	Purchase Price.

(a)       The purchase price for the Premises shall be Five Million, Ten Dollars (US$5,000,010.00) which Purchaser shall pay as follows: (i) an earnest money payment of Ten

Dollars (US$10.00) made simultaneously with the execution hereof (the “First Deposit”) payable to Purchaser’s attorney; (ii) a further sum of One Hundred Thousand Dollars (US$100,000.00) no later than ninety (90) days after the date of this Agreement, or within seventy-two (72) hours after Purchaser’s receipt of a fully executed Brownfield Site Cleanup Agreement by and between the Purchaser and the Commission of the New York State Department of Environmental Conservation in accordance with Article 27, Title 14 of the New York Environmental Conservation Law, if such receipt occurs sooner, payable to Purchaser’s attorney delivered by wire transfer of immediately available Federal Reserve funds (the “Second Deposit”) (the First Deposit and Second Deposit are hereinafter collectively referred to as the “Deposit”); (iii) the sum of Three Million Dollars (US$3,000,000.00) on Closing (as defined below) payable to Seller or as they may otherwise direct; and (iv) the balance of One Million Nine Hundred Thousand Dollars (US$1,900,000.00) to be paid at Financial Close (as hereinafter defined) in accordance with the Secured Promissory Note (as defined below), payable to Seller or as they may otherwise direct.

(b) The Deposit shall be placed in a daily-interest savings account or term deposit with an American chartered bank pending Closing or other termination of this Agreement. If this Agreement is terminated for any reason other than a default by Purchaser, the Deposit together with any interest earned on the Deposit shall be returned to Purchaser with interest and without deduction. Interest earned on the Deposit shall be for the credit of Purchaser and shall be paid to Purchaser forthwith after Closing or other termination of the Agreement.

2.	Surveys and Inspections.

Promptly following execution of this Agreement by Purchaser and Seller, Seller shall deliver to Purchaser any existing abstract of title, copies of all soil, environmental, noise,

traffic, planning, transportation and other tests and reports relating to the current condition of the Premises to the extent same are in the possession of Seller. From time to time, prior to Closing, Seller shall deliver to Purchaser copies of all additional tests, reports or documents and information of the type referred to in the immediately prior sentence promptly after Seller obtains possession or control of same. If this Agreement is terminated, Purchaser shall return to Seller the items delivered under Paragraph 2. During the term of this Agreement and prior to Closing, upon prior written notice to Seller, Purchaser or its agents shall have the right to enter upon the Premises at all reasonable times for the purposes of furthering Purchaser’s application for Governmental Incentives Programs and Governmental Approvals as described in Paragraph 7 or of making any surveys, inspections, engineering tests and to obtain data which Purchaser may deem necessary, including but not limited to any test borings, soil bearing, septic, groundwater, or environmental tests (collectively, “Inspection Data”), provided that in exercising such rights Purchaser and his agents shall not prevent or interfere with Seller's use of the Premises. Any land survey shall be certified to Purchaser and Seller. Purchaser assumes all risks and shall indemnify and hold harmless Seller from all claims, losses, damages and liability, for bodily injury, death or property damage or destruction, including any damage to or destruction of the Premises, arising out of or in any way connected with Purchaser's exercise of the foregoing rights.

3.	Title.

(a) At Closing, Seller shall convey good and marketable fee title to the Premises to Purchaser, free and clear of all liens and encumbrances. Nevertheless, Seller shall not be obligated to cure or remove nor shall any of the following matters be deemed defects or objections to title (the "Permitted Encumbrances"):

(i)        any existing reservations, exceptions, conditions, restrictions, covenants or easements (of record) and those matters as are listed in Exhibit B attached hereto;

(ii)       zoning, land use and building statutes, ordinances, regulations and restrictions, provided same allow for the construction, operation and maintenance of the Project;

(iii)      ad valorem taxes and assessments, both general and special, not due and payable prior to Closing; and

(iv)      any state of facts which a survey or inspection of the Premises would show provided the same do not render title unmarketable.

(b)       Within sixty (60) days prior to Closing, Purchaser shall give written notice to Seller of any defects or objections to title which are not permitted pursuant to Paragraph 3(a) (i) through (iv), above. If Seller cannot remove or otherwise satisfy such defects or objections to title prior to Closing, Seller shall be entitled to a reasonable extension of Closing not to exceed sixty (60) days, to remove or satisfy said defects or objections to title. If Seller is unable to remove said defects within said sixty (60) day period, Purchaser may either (i) accept title to the Premises subject to said defects; or (ii) terminate this Agreement upon written notice to Seller and Seller shall promptly refund the Deposit together with any interest earned on the Deposit. In no event shall Seller be required to cleanup or remediate any contamination, pollution or environmental condition affecting the Premises. Notwithstanding the foregoing, Seller will be obligated to discharge of record upon or prior to Closing any and all existing mortgage liens, income tax liens or judgments.

4.	Closing.

(a)       Closing of title ("Closing") shall take place at the offices of LandAmerican Commonwealth ("Closing Agent"), on or before June 30, 2008, or at a date and time mutually agreeable to Seller and Purchaser. Seller shall be entitled to a delay of Closing as provided in Paragraph 3(b) or Paragraph 9. Prior to Closing, Seller shall deposit with Closing Agent a special warranty deed to the Premises and Purchaser shall deposit with the Closing Agent the Secured Promissory Note (as defined below), the Collateral Mortgage (as defined below) and the balance of the purchase price. At the Closing, upon Seller's acknowledgment of receipt of the balance of the purchase price as provided in Paragraph 1 and the other required closing documents, title shall transfer to Purchaser by the recording of the deed by Closing Agent.

(b)       At Closing, Purchaser and Seller shall share equally all transfer taxes applicable to the conveyance of the Premises and Closing Agent costs and the Purchaser shall be liable for all title insurance, survey and environmental testing costs. At Closing, the parties shall apportion all ad valorem taxes and assessments based upon the most recent levy and assessment and all water and sewer fees and charges.

(c)       At Closing, Purchaser shall deliver to Seller a secured promissory note payable to Seller (the “Secured Promissory Note”) in the amount of One Million Nine Hundred Thousand Dollars (US$1,900,000.00) secured by a first priority collateral mortgage in favor of Seller encumbering the Premises (the “Collateral Mortgage”), which Collateral Mortgage and Secured Promissory Note shall otherwise be in form and substance reasonably satisfactory to Seller and Purchaser. The parties hereby agree that the Secured Promissory Note shall bear interest at the rate of 7% per annum from Closing to the date of Financial Close or maturity, whichever shall occur first. For the purposes of this Agreement, “Financial Close” shall mean the date that funding is available to Purchaser under any and all agreements or instruments to be entered into by Purchaser and its lenders relating to the financing of the Project. If not otherwise paid in full prior thereto, the Secured Promissory Note shall be due and payable in full on June 1, 2010.

(d)       Possession of the Premises shall be delivered to Purchaser at Closing, free and clear of all tenancies and parties in possession. Formal tender of an executed deed and purchase money is hereby waived.

5.	Mechanics Liens.

Seller represents that at Closing all materialmen, contractors, laborers, and suppliers who have furnished any labor or materials to the Premises at the request or on behalf of Seller for the performance or furnishing of which a lien may be filed, shall have been paid and satisfied in full and Seller shall indemnify Purchaser against all amounts paid by Purchaser to satisfy liens or claims on account of such work or services. The obligations of Seller under this Paragraph 5 shall survive the Closing. Seller shall certify in writing to Purchaser at Closing that all work performed on the Premises up to Closing, for which payment is due and payable, has been paid up to Closing.

6.	Condition of the Subject Property.

Purchaser has inspected the Premises and agrees to accept the same "as is" on the date hereof, subject to satisfactory test results as provided in Paragraph 9(a)(i), without reliance upon any representations, warranties or guarantees, either express or implied, of Seller, its employees or agents, as to the condition of the Premises, except as set forth in this Paragraph 6. Seller represents and warrants to Purchaser as follows:

(a)       Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with all necessary power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this

Agreement and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement and other similar laws affecting creditors rights generally and the discretion of court with regard to the availability of equitable remedies.

(b)       Seller has not voluntarily filed or been declared a debtor under Title 11 of the United States Code or otherwise sought protection or relief under said Title, nor has any person, partnership, joint venture, corporation or other entity or creditor commenced or threatened to commence any action against Seller under said Title. Seller has not been declared insolvent according to any law, nor has a receiver been appointed for Seller’s properties nor has Seller made an assignment of any of its assets for the benefit of creditors.

(c)	Regarding the Premises, except as set forth in Exhibit B, hereto:
(i)	There are no Proceedings pending or, to the knowledge of Seller, threatened before any federal, state, municipal, regulatory or administrative authority affecting the Premises.
(ii)	Seller is not in default with respect to any order, judgment, injunction or decree of any court or other governmental authority that relates to or affects the Premises.
(iii)	Seller is not in material default under any agreement, contract or lease relating to the Premises.

(iv)	Seller does not have any knowledge of any pending or threatened assessments for municipal improvements which may affect or become a lien on the Premises.
(v)	There are no existing or, to the knowledge of Seller, contemplated or threatened, general or special assessments affecting Seller’s interest in the Premises or any portion thereof.
(vi)

No other person, firm, company, association or entity other than Purchaser has any written or oral agreement, option, right of first refusal, understanding or commitment for the purchase of the Premises from Seller or any other interest in the Premises or any part thereof, except for Permitted Encumbrances.

The foregoing representations and warranties shall be deemed to be accurate and complete as of the date of Closing as though made on such date; provided, however, that Seller shall disclose to Purchaser by written notice delivered to Purchaser prior to Closing any information which affects the accuracy or completeness of said representations and warranties. Seller shall deliver to Purchaser, on Closing, an affidavit sworn by an officer of Seller confirming the accuracy of the representations and warranties contained in this Paragraph 6.

7.	Governmental Incentives Programs and Governmental Approvals

(a)       Seller covenants and agrees to cooperate with Purchaser, at Purchaser’s expense but without charge imposed by Seller, with respect to Purchaser’s application(s) for acceptance into Governmental Incentives Programs and for obtaining local and State governmental approvals (“Governmental Approvals”) as described in Paragraph 9(a), below, by, promptly upon execution of this Agreement, permitting Purchaser to obtain and utilize the Inspection Data as described in Paragraph 2, above, and by supplying Purchaser with and permitting Purchaser to utilize required and relevant information related thereto, including, but not limited to, the January 2007 Phase I Environmental Site Assessment prepared for Praxair, Inc., by Shaw Environmental, Inc., and executing such authorizations, consents, and other documents as may be reasonably required to facilitate Purchaser’s application(s) to all Federal, State or Local governmental economic incentive programs, tax credit programs, tax incentive programs, and grant programs including, but not limited to, the New York State Empire Zone Program and the New York State Brownfield Cleanup Program (the “BCP”) (collectively, the “Governmental Incentives Programs”) and to facilitate Purchaser’s ability to obtain Governmental Approvals as described in Paragraph 9(a), below. Seller shall provided Purchaser with all reasonable authorizations, consents and other documents necessary in the possession of or within the control of Seller in order to facilitate Purchaser’s application for the Governmental Incentives Programs and Governmental Approvals and shall promptly, upon receipt of requests by Purchaser, execute letters of authorization, directions or consents to governmental authorities authorizing disclosure to Purchaser and its agents of all information, orders, notices and documentation directly or indirectly relating to the Premises and authorizing Purchaser to make any submissions or applications at Purchaser’s expense for rezoning, site plan approvals, minor variances, etc. which may be required in order to allow Purchaser to use the Premises for the purposes of the Project, provided that (i) any such submission and/or changes shall be subject to the sale of the Premises to Purchaser as herein contemplated unless separately agreed in writing by Seller; and (ii) such permissions and consents shall expire upon termination of this Agreement.

(b)       Purchaser covenants and agrees to use its best efforts to pursue such Governmental Incentive Programs and to keep Seller informed as to the progress of the applications related thereto.

8.	Services Agreement and Assignment of Rights

Promptly following execution of this Agreement by Seller and Purchaser, the parties shall enter into negotiations to complete an agreement (the “Services Agreement”) whereby Seller agrees to, contingent upon the sale of the Premises as herein contemplated:

(a)       provide water to Purchaser from its existing pump house, which water supply shall be sufficient to allow Purchaser with the capacity necessary for Purchaser to operate its ethanol plant and ancillary operations on the Premises;

(b)       provide such easements, rights-of-way and other rights as may be required by Purchaser in order for Purchaser to utilize Seller’s river discharge facilities;

(c)       provide/and or assign such easements, rights-of-way, licenses and any and all other rights as may be required by Purchaser in order for Purchaser to:

(i)	legally access the Premises; and
(ii)	utilize the necessary utility services which may be required in order to operate Purchaser’s proposed ethanol plant and ancillary operations on the Premises;

(d)       assign to Purchaser, if permitted, rights to utilize the existing CSX rail lines or assist Purchaser in obtaining a new agreement with CSX in order to allow Purchaser access the existing rail lines.

The precise terms and condition of the Services Agreement, including as to compensation for such rights as are granted to Purchaser as well as all other material terms, must be mutually acceptable to Purchaser and Seller and each of Purchaser and Seller acknowledges that despite both parties good faith efforts and the fact that the Services Agreement is such a condition precedent to Closing, there is no guaranty that a Services Agreement mutually acceptable to both parties will be entered into.

9.	Contingency.

(a)       Except as otherwise set forth in this Paragraph 9, Purchaser's obligation to purchase the Premises shall be contingent upon satisfaction of the following conditions:

(i)

Commencing upon execution of this Agreement by both Purchaser and Seller, Purchaser shall have the right to cause soil, groundwater and other related and applicable environmental testing to be performed upon the Premises using qualified consultants reasonably satisfactory to Seller, in order to obtain Inspection Data as described in Paragraph 2 above and written reports in each instance certified by such consultants and to do such other investigative testing as may be required in order to make application for the BCP as set out in Paragraph 7 above and/or any other Governmental Incentives Programs or Governmental Approvals. Within thirty (30) days from the date of Purchaser’s receipt of each such report from its consultants, Purchaser shall deliver to Seller true and complete copies of said reports.

(ii)	Purchaser being satisfied in its sole and unfettered discretion with the suitability of the Premises for Purchaser’s proposed use thereof, including, without limitation:
(1)	the physical condition of the Premises (including without limitation, geotechnical, soil stability and environmental matters);
(2)

the existing zoning, future potential rezoning or any other Federal, State or local government statutes, regulations or City of Niagara Falls or neighborhood master plan or other public or quasi-public development plan affecting the Premises and the use thereof;

(3)	the availability and capacity of services to the Premises and/or the cost of providing same;
(4)

the successful culmination of the environmental review process in accordance with the New York State Environmental Quality Review Act and the availability of a building permit for a structure satisfactory to meet Purchaser’s requirements and any and all other licenses, approvals, permits, consents and grants as may be necessary to allow Purchaser to build an ethanol plant and ancillary buildings on the Premises;

(5)	there being legally and physically unobstructed pedestrian, vehicular and other transportation ingress to and egress from the Premises; and
(6)	the Premises being zoned and permission being granted by local government and by the State of New York to allow the Purchaser’s proposed use of the Premises as an ethanol production facility.
(iii)	the Agreement being approved by the Board of Directors of Northern Ethanol, Inc. within thirty (30) days from acceptance by Seller;
(iv)	Purchaser and Seller successfully entering into the Services Agreement as set out in Paragraph 8 above; and
(v)	Purchaser successfully completing its financing required to enable it to purchase the Premises.

In the event that any of the foregoing conditions identified in clauses (ii), (iii) or (v) of this Paragraph 9 are not satisfied or Purchaser determines that any such condition is not reasonably expect to be satisfied prior to Closing, Purchaser shall notify Seller in writing and either party may elect to terminate this Agreement. In the event that Purchaser and Seller are unable to reach agreement on a definitive form of a Services Agreement within ninety (90) days of the execution of this Agreement by both parties, either party may cancel this Agreement by written notice to the other party.

(b)       In the event that any of the contingencies set forth in Paragraph 9(a) have not been satisfied, then Purchaser shall have the right to cancel and terminate this Agreement,

but only in accordance with the provisions for the applicable contingency as set forth in Paragraph 9(a). If Purchaser duly terminates this Agreement as provided in Paragraph 9(a), then Seller shall promptly refund to Purchaser the Deposit together with any interest on the Deposit. In the event that Purchaser has not, on or before ten (10) days prior to Closing, notified Seller in writing that all of the contingencies set out in Paragraph 9(a) above have been satisfied or waived, the Agreement shall be null and void and the Deposit together with any interest earned on the Deposit shall be returned to Purchaser without deduction and with interest in accordance with Paragraph 1(c), provided however, that Purchaser shall be entitled, by notice in writing to Seller, to waive any or all of the contingencies at any time and elect to complete the transaction notwithstanding that any or all of the contingencies have not been satisfied.

10.	CO2 Agreement.

The parties agree promptly after execution of this Agreement by each of Seller and Purchaser to enter into good faith negotiations with each other whereby Purchaser and or its corporate affiliates agree to sell and Seller agrees to buy CO2 produced by Purchaser or its affiliates from the ethanol fermentation process. Notwithstanding the foregoing, nothing in this Paragraph 10 shall bind either party to enter into the purchase or sale of such CO2 and any such sale or purchase shall be expressly subject to the execution of a mutually acceptable definitive agreement regarding the same.

11.	Adjustments.

Seller covenants to pay or credit to Purchaser, on or before Closing, all local and other taxes which are due in respect of the Premises, the full amount of any outstanding local improvement charges (whether or not due on Closing) and all public utility charges to the

Closing. Realty taxes shall be apportioned on Closing, the Closing itself to be apportioned to Purchaser.

12.	Default.

If Purchaser defaults with respect to its obligations under this Agreement, then upon ten (10) days' prior written notice to Purchaser, Seller may cancel and terminate this Agreement and retain the Deposit made by Purchaser pursuant to Paragraph 1 as liquidated damages. If Seller defaults with respect to its obligations under this Agreement, then upon ten (10) days' prior written notice to Seller, Purchaser may cancel and terminate this Agreement, whereupon Seller shall refund to Purchaser the Deposit made pursuant to Paragraph 1 together with any interest earned on the Deposit and Purchaser may pursue any rights or claims which it may have at law or in equity, except consequential damages and specific performance.

13.	Notices.

All notices, demands or communications required or permitted to be given hereunder shall be in writing and shall be delivered either by facsimile transmission with another copy sent by United States Postal Service, certified mail, return receipt requested, or by overnight commercial courier service, at the following addresses:

if to Seller	Praxair, Inc.

39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

Attn: E. R. Durkin, Director, Corporate Real Estate

Fax: 203-937-2549

and

James Shaughnessy, Esq.

Praxair, Inc.

39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

Fax: 203-837-2545

if to Purchaser	Northern Ethanol, Inc.
Attn: Gord Laschinger

193 King Street East

Suite #300 Toronto, Ontario

Canada, M5a 1J5

Fax: 416-867-9675

and:

Davis LLP

Attention: Lisa L. Davies

Suite 5600

100 King Street West

Toronto, Ontario

Canada, M5X 1E2

Fax: 416-777-7441

14.	Brokerage Commissions.

Seller and Purchaser acknowledge that no real estate broker, salesperson or finder brought about this transaction. Each party shall be liable for, and shall indemnify and hold harmless the other party from, any claims, damages, loss, liability or obligation, including reasonable attorney's fees, for any real estate fees or commissions or any finder's fees due to any alleged dealings by the indemnifying party with any finder, broker or agent as to the Premises.

15.	Risk of Loss.

(a)       The risk of damage to or destruction of the premises prior to Closing is assumed by Seller. In the event that prior to Closing the Premises shall suffer any damage or destruction beyond ordinary wear and tear, Seller shall have the right to elect either of the following alternatives: (i) perform any necessary repairs and restoration, provided that the same shall be completed using reasonable diligence on or before Closing; or (ii) deliver possession of the Premises in its then current condition subject to an equitable reduction in the purchase price representing the reasonable cost of all necessary work required to restore the Premises to its same condition prior to such damage or destruction and Paragraph 1 shall be amended accordingly; provided, however, that if the Premises suffers damages in excess of Ten Thousand Dollars ($10,000.00), as measured by the reasonable cost of performing all necessary repairs in order to restore the Premises to substantially its same condition prior to such casualty, and the parties cannot agree upon an equitable reduction of the purchase price, then, unless Purchaser elects to close without a reduction of the purchase price, together with an assignment of any insurance proceeds, either Purchaser or Seller shall have the right to cancel and terminate this Agreement upon ten (10) days' prior written notice to the other without any further obligations or liabilities accruing hereunder after such effective termination date, except that Seller shall promptly return to Purchaser the earnest money delivered pursuant to Paragraph 1.

(b)       In the event of any condemnation or other taking or any part of the Premises prior to Closing by any governmental or quasi-governmental authority exercising the power of eminent domain, at the election of Seller, (i) the purchase price set forth in Paragraph 1 shall be reduced by the amount of any award or other damages, or (ii) Seller shall assign to Purchaser at Closing all rights to any awards or damages; provided, however, that if any such condemnation or other taking involves more than one percent (1%) by land area of the Premises, and the taking materially impairs Purchaser's ability to use the Premises, Purchaser by written notice given to Seller prior to Closing may terminate this Agreement and Seller shall promptly refund to Purchaser the Deposit made pursuant to Paragraph 1 together with any interest earned on the Deposit.

16.	Assignment; Like Kind Exchange.

a)          Purchaser may assign its right, title and benefit under the Agreement to any legal entity subject to Seller’s written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Seller agrees that Purchaser may at any time after execution of this Agreement assign its rights under this Agreement to any of Purchaser’s corporate affiliates or subsidiaries or to Purchaser’s financiers as a form of security and no consent of Seller shall be required in such a case; provided that no such assignment shall in any event affect the priority or validity of Seller’s Collateral Mortgage.

b)          Notwithstanding any other provision contained herein, Purchaser and Seller acknowledge and agree that Seller may effectuate the sale of the Premises in whole or in part as a relinquished property of “like kind” property under Section 1031 of the Internal Revenue Code of 1986 and regulations thereunder, as amended, in one or more exchanges. In furtherance of such intent, Seller may assign the benefits of this Agreement to a qualified intermediary or to an exchange accommodation title holder as those terms are utilized under Section 1031, applicable regulations, applicable Revenue Procedures, and other applicable promulgations of the Internal Revenue Service under such section and Purchaser shall cooperate in effectuating such intent and shall execute such instruments as may be reasonably requested by Seller, provided that Purchaser shall not thereby be put to any additional expense or delay or incur any additional liability. Notwithstanding any transfer or assignment of this Agreement in connection with such exchange, Seller remains primarily liable to fulfill any and obligations under this Agreement and shall not be released as a result of any such transfer or assignment. This Agreement is neither subject to, nor contingent upon Seller’s ability to effectuate a like-kind exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the purchase and sale of the Premises shall nonetheless be consummated as provided in this Agreement.

17.	Exclusivity

(a)       Until Closing or earlier termination of this Agreement, Seller will not offer for sale or transfer, agree to sell or transfer or initiate, engage in, continue or enter into any discussions or negotiations with any third party (other than our professional advisers) relating to the disposal of all or any part of the Premises.

(b)       If at any time during the currency of this Agreement Seller receives an unsolicited enquiry, proposal or offer to purchase all or any part of the Premises, Seller shall promptly such third party (without revealing Purchaser’s identity) that it is unable to enter into any discussions or negotiations with such third party due to it being bound by an existing exclusivity agreement.

18.	Confidentiality and Announcement:

(a)            The parties acknowledge having entered into a confidentiality agreement accepted by Purchaser on June 7, 2007 (the “Confidentiality Agreement”). The parties agree that the Confidentiality Agreement shall, up to the Closing, continue in full force and effect save and except that the Confidentiality Agreement shall be deemed to be modified, amended or supplemented as may be necessary to allow for Purchaser to disclose such Proprietary Information (as defined in the Confidentiality Agreement) as may be required for Purchaser to apply for the Governmental Incentives Programs. The parties further agree that, upon acceptance by this Agreement by Seller, the Confidentiality Agreement shall be modified by deleting the right to terminate discussions and negotiations between the parties and the parties shall be governed by the terms and conditions of this Agreement in terms of discussions and negotiations. In the event of any inconsistencies between this Agreement and the Confidentiality Agreement, the parties agree that this Agreement shall prevail.

(b)       Following acceptance of this Agreement by Seller, unless required by law or any regulatory body, neither party shall make any public announcement about the sale of the Premises by Seller to Purchaser without the prior written consent of the other party.

19.	Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties hereto as to the sale of the Premises and there are no other understandings or agreements between the parties, either oral or written, concerning the Premises. This Agreement shall not be amended or modified, except by a written agreement executed by both parties.

20.	Continuing Obligations.

The obligations and rights of Purchaser and Seller as contained in this Agreement shall not merge but shall survive the Closing shall be continuing obligations of Purchaser and Seller.

21.	Governing Law.

The validity, interpretation and performance of this Agreement shall be governed according to the laws of the State of New York without reference to its conflicts of laws principles.

22.	Obligation to Act in Good Faith.

Each of the parties hereto agrees to carry out its obligations and exercise its rights hereunder in good faith with a view to giving effect to the intent and purpose of this Agreement; and this Agreement shall be construed and interpreted in light of the foregoing. Each of the parties shall promptly do, make, execute, and deliver, or cause to be done, made, executed and delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement.

23.	Counterparts.

This Agreement and its acceptance may be executed in any number of counterparts and by different parties in separate counterparts and each of such counterparts shall be deemed to be an original document and such counterparts, taken together, shall constitute one and the same document.

24.	Binding Effect.

The terms, covenants, conditions and provisions of this Agreement shall inure to and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRAXAIR, INC.	NORTHERN ETHANOL, LLC

By__s/Steve Angel___________	By_s/Gord Laschinger___________
Steven Angel	Gord Lashinger
CEO	President & CEO

NiagaraFalls.doc

EXHIBIT A

Premises

See attached description.

EXHIBIT B

Permitted Encumbrances